EXHIBIT 16.1

Date: March 17, 2003

Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the independent auditors of Huaynag International Holdings Inc. and under the date of March 2, 2002, we reported on the consolidated balance sheets of Huayang International Holdings Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income and other comprehensive income, shareholders' equity and cash flows for the years then ended.

We have read the statements made by Huayang International Holdings Inc. (the company copy attached), which we understand will be filed with the Commission, pursuant to item 4 of Form 8-K, as amended, as part of the company's form 8-K report dated March 1, 2003. We agree with such statements, except that we are not in a position to agree or disagree with Huaynag International Holdings Inc.'s statements that change of accountants was approved by the registrant's board of directors or that Thomas Leger & Co., LLP was engaged as its independent accountants.


Very truly yours,


/s/ Moore Stephens Wurth Frazer and Torbet, LLP

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